Exhibit 16.1

KPMG LLP
Suite 2300	Telephone	704 335 5300
Three Wachovia Center	Fax	704 335 5377
401 South Tryon Street	Internet	www.us.kpmg.com
Charlotte, NC 28202-1911

May 10, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentleman

We were previously principal accountants for Carlisle Companies Incorporated and, under the date of March 8, 2005, we reported on the consolidated financial statements of Carlisle Companies Incorporated as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On May 5, 2005, we were informed that our appointment as principal accountants was terminated. We have read Carlisle Companies Incorporated’s statements included under Item 4.01 of its Form 8-K dated May 4, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Carlisle Companies Incorporated’s statements that 1) the change was approved by the Audit Committee of the Board of Directors on May 4, 2005 and 2) The Audit Committee is in the process of finalizing its engagement of a new independent public accounting firm.

Very truly yours,